Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF AMENDED AND RESTATED BYLAWS OF
DECKERS OUTDOOR CORPORATION
The undersigned, who is the duly elected, qualified and acting Secretary of Deckers Outdoor Corporation, a Delaware corporation (the “Corporation”), does hereby certify, as follows:
1.    Section 3.3 of Article III of the Bylaws of the Corporation was amended and restated, at a meeting of the Board the Directors of the Corporation held, pursuant to notice duly given, on December 13, 2013, to read in its entirety, as follows:
“(A)    In an uncontested election of directors, each director of the Corporation shall be elected by a majority of the votes cast by the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors (a “majority vote”); provided, however, that, in a contested election, the directors shall be elected by a plurality of the votes cast by the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. For purposes of this Section 3.3, (i) an “uncontested election” is an election in which the number of nominees for director is not greater than the number of directors to be elected, (ii) a “contested election” is an election in which the number of nominees for director nominated by (a) the Board or (b) any stockholder or (c) a combination of the Board and any stockholder, exceeds the number of directors to be elected, and (iii) a “majority of the votes cast” means that the number of votes “for” a nominee for director must exceed fifty percent (50%) of the votes cast. Votes “against” a nominee for director will count as votes cast, but “abstentions” will not count as votes cast. Prior to the meeting, the Board shall determine whether an election constitutes a contested election, and such determination shall remain effective from the date of such determination regardless of any change in the number of nominees for director or the number of directors to be elected.
(B)    In order for any incumbent director to become a nominee for further service on the Board, such person must submit an irrevocable letter of resignation to the Board, which offer of resignation shall become effective (i) upon that incumbent director not receiving a majority vote in an uncontested election, and (ii) upon acceptance of the offer of resignation by the Board as set forth in this Section 3.3.
Within sixty (60) days following certification of the stockholder vote, the Corporation’s Corporate Governance Committee (the “Committee”) shall recommend to the Board the action to be taken with respect to such offer of resignation. In determining whether or not to recommend that the Board accept any resignation offer, the Committee shall be entitled to consider all factors believed relevant by the Committee’s members, including, without limitation: (i) any stated reasons for the incumbent director not receiving the required majority vote and whether the underlying cause or causes are curable; (ii) the factors, if any, set forth in the guidelines or other policies that are to be considered by the Committee in evaluating potential candidates for the Board as such factors relate to each incumbent director who has so offered his or her resignation; (iii) the length of service of such incumbent director; (iv) the effect of such resignation on the Corporation’s compliance with any law, rule, regulation, stock exchange listing standards or contractual obligations; (v) such incumbent director’s contributions to the Corporation; and (vi) any other factors that the Committee believes are in the best interests of the Corporation.
The Board shall act on the Committee’s recommendation within ninety (90) days following certification of the stockholder vote and shall notify the incumbent director concerned of its decision. In determining whether or not to accept any resignation offer, the Board shall take into account the factors considered by the Committee and any additional information and factors that the Board believes to be relevant. If any director’s resignation offer is not accepted by the Board, the Board shall, within four (4) business days after reaching its decision, publicly disclose the decision, including the reasons for not accepting an offer of resignation, by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication.
Any director who tenders his or her offer to resign shall not participate in either the Committee’s or the Board’s consideration or other actions regarding whether to accept the offer of resignation. If each member of the Committee did not receive the required majority vote, a majority of the Board shall appoint a special committee of independent directors for such purpose of making a recommendation to the Board. If no independent directors received the required majority vote, the Board shall act on the resignation offers.
(C)    If any incumbent director’s resignation offer is not accepted by the Board, such incumbent director shall continue to serve on the Board for the term for which he or she would have been elected and until his or her successor is duly elected and qualified, or until the incumbent director’s earlier death, resignation, or removal. If an incumbent director’s offer of resignation is accepted by the Board pursuant to this Section 3.3, or if a nominee for director is not elected by a majority vote and the nominee is not an incumbent director, then the Board, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of Section 3.5 hereof.”
2.    The foregoing amendments to the Bylaws of the Corporation have not been modified, amended, rescinded or revoked and remain in full force and effect on the date hereof.
IN WITNESS WHEREOF, I have hereunto subscribed my name on December 19, 2013.

/s/ David E. Lafitte
David E. Lafitte
Secretary

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